Exhibit 1

Dear Fellow Shareholder,

Ocean Capital LLC and the other participants in its solicitations (collectively, “Ocean Capital” or “we”) are concerned shareholders of Tax-Free Fixed Income Fund IV for Puerto Rico Residents, Inc. (“Fund IV”) and Tax-Free Fixed Income Fund V for Puerto Rico Residents, Inc. (“Fund V”), each of which is managed by an affiliate of UBS Financial Services Incorporated of Puerto Rico (collectively, “UBS”). It is important to stress that we believe our interests as shareholders are squarely aligned with yours.

In our opinion, reconstituting the Boards of Directors (the “Boards”) of Fund IV and Fund V is key to ensuring that shareholders’ best interests are prioritized. For far too long, shareholders of closed-end bond funds managed or co-managed by UBS have been forced to endure extraordinarily poor returns (see, for example, the chart below). This is why we have taken the extraordinary step of nominating the following highly-qualified and independent individuals for election to the Boards of Fund IV and Fund V at their respective 2021 Annual Meetings of Shareholders (the “2021 Annual Meetings”):

Ocean Capital’s Fund IV Nominees	Ocean Capital’s Fund V Nominees
● Roxana Cruz-Rivera	● Roxana Cruz-Rivera
● William Heath Hawk	● William Heath Hawk
● José R. Izquierdo II	● José R. Izquierdo II
● Brent D. Rosenthal

We find it notable that the 2021 Annual Meetings were recently adjourned until August 26, 2021 because the funds could not obtain a quorum to conduct business at the meetings. We suspect that many shareholders were uninterested in voting if their only option was supporting the incumbent directors. Fortunately, our nominees collectively possess significant asset management experience, deep knowledge of the Commonwealth’s debt issuances and valuable ownership perspectives. We are urging shareholders to vote on the relevant BLUE proxy card or BLUE voting instruction form to elect our director candidates at each fund.

WE BELIEVE THE CASE FOR BOARDROOM CHANGE AT FUND IV AND FUND V IS CLEAR.

The financial results disclosed in quarterly reports released by UBS paint a very sobering picture:

Average Annual Total Returns for Fund IV1	Average Annual Total Returns for Fund V2
● One-Year: -33.27%	● One-Year: -35.92%
● Three-Year: 2.37%	● Three-Year: -1.92%
● Five-Year: 6.61%	● Five-Year: 5.59%
● Ten-Year -3.71%	● Ten-Year -5.50%
● Inception to Date: -0.15%	● Inception to Date: -2.25%

We feel it is equally important for shareholders to understand that there have been various legal claims brought against UBS for issues related to Puerto Rico closed-end bond funds.3 A 2018 article from CNBC highlighted that there has been a “tsunami of arbitration claims that have been filed against UBS by Puerto Rico-based investors for – among other counts – breach of fiduciary duty, negligence and fraud.”4 That same article even noted that the former UBS Group AG Chief Executive Officer acknowledged “we could have done things better” with respect to the funds.5

[1]	Market returns included in UBS Asset Managers of Puerto Rico Closed-End Funds Quarterly Report, Fourth Quarter 2020.
[2]	Market returns included in UBS Asset Managers of Puerto Rico Closed-End Funds Quarterly Report, Fourth Quarter 2020.

[3]	CNBC, “UBS Group CEO on Puerto Rico: ‘We could have done things better’,” June 18, 2018.
[4]	CNBC, “UBS Group CEO on Puerto Rico: ‘We could have done things better’,” June 18, 2018.
[5]	CNBC, “UBS Group CEO on Puerto Rico: ‘We could have done things better’,” June 18, 2018.

We also find it relevant that the U.S. Securities and Exchange Commission (“SEC”) and Financial Industry Regulatory Authority (“FINRA”) previously opened up inquiries into UBS and its Puerto Rico funds.6 Public records show regulators contended UBS and its executives made material misrepresentations related to the funds. According to public disclosures from the SEC and FINRA, UBS has paid tens of millions of dollars as part of settlements since the spring of 2012.

Given these issues, we believe shareholders of Fund IV and Fund V deserve better leadership. Our nominees are committed to putting shareholders’ interests first and evaluating all avenues to maximizing value, including re-establishing a share repurchase program, liquidating the funds to realize their respective net asset values and other value unlocking initiatives.

WE WILL NOT BE DETERRED BY UBS’ RECENT ATTEMPTS TO FIGHT CHANGE.

Rather than allow corporate democracy to play out at the 2021 Annual Meetings, Fund IV and Fund V have hired high-priced advisors with shareholders’ capital to stifle our rights as shareholders. In our opinion, they have also unlawfully refused to accept our director nominations multiple times as of the distribution of this letter. We question why the funds would double down on this seemingly scorched earth approach.

The directors of Fund IV and Fund V have demonstrated an evident disregard for sound shareholder engagement by ignoring all of our constructive efforts to privately resolve our concerns, including recent e-mail outreach offering to open up a dialogue. It seems to us that the directors are more concerned with preserving their roles than safeguarding shareholders’ resources and allowing fair elections to occur.

Fortunately, we will not be deterred by the directors and what we believe to be their continuing pattern of entrenchment maneuvers. We intend to facilitate boardroom changes at Fund IV and Fund V regardless of how long it takes or what it costs. We have already warned UBS against taking anti-shareholder actions at Fund IV, Fund V or any other Puerto Rico closed-end bond funds.

If you have any questions about how to vote on a BLUE proxy card or BLUE voting instruction form to elect our nominees at Fund IV and Fund V, please contact our proxy solicitor at ocean@investor.morrowsodali.com. You can also visit our website www.ImproveUBSPRFunds.com to learn about our campaigns and the Coalition of Concerned UBS Closed-End Bond Fund Investors.

Sincerely,

W. Heath Hawk

Ocean Capital, LLC

[6]	Press release from the U.S. Securities and Exchange Commission dated May 1, 2012:

https://www.sec.gov/news/press-release/2012-2012-81htm

Press release from the Financial Industry Regulatory Authority dated September 29, 2015:

https://www.finra.org/media-center/news-releases/2015/finra-sanctions-ubs-puerto-rico-185-million-supervisory-failures

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

To the Shareholders of Tax-Free Fixed Income Fund IV for Puerto Rico Residents, Inc.:

Ocean Capital, William Heath Hawk, José R. Izquierdo II and Roxana Cruz-Rivera (all of the foregoing, the “Fund IV Participants”) has filed a definitive proxy statement and accompanying form of BLUE proxy card with the SEC to be used in connection with the solicitation of proxies from the shareholders of Fund IV. All shareholders of Fund IV are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Fund IV Participants filed with the SEC, as they contain important information, including additional information relating to the Fund IV Participants. Shareholders can obtain the definitive proxy statement and accompanying BLUE proxy card, any amendments or supplements to the definitive proxy statement and other relevant documents filed by the Fund IV Participants with the SEC at no charge on the SEC’s website at http://www.sec.gov.

To the Shareholders of Tax-Free Fixed Income Fund V for Puerto Rico Residents, Inc.:

Ocean Capital, William Heath Hawk, José R. Izquierdo II, Roxana Cruz-Rivera and Brent D. Rosenthal (all of the foregoing, the “Fund V Participants”) has filed a definitive proxy statement and accompanying form of BLUE proxy card with the SEC to be used in connection with the solicitation of proxies from the shareholders of Fund V. All shareholders of Fund V are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Fund V Participants filed with the SEC, as they contain important information, including additional information relating to the Fund V Participants. Shareholders can obtain the definitive proxy statement and accompanying BLUE proxy card, any amendments or supplements to the definitive proxy statement and other relevant documents filed by the Fund V Participants with the SEC at no charge on the SEC’s website at http://www.sec.gov.

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